Exhibit 10.19

VALERITAS HOLDINGS, LLC

VOTING AGREEMENT

This Voting Agreement (the “Agreement”) is made and entered into as of June 19, 2014, by and among Valeritas Holdings, LLC, a Delaware limited liability company (the “Company”), the holders of the Company’s issued and outstanding Series A Preferred Units, Series B Preferred Units and Series C Preferred Units (collectively, the “Preferred Units”) listed on Schedule A attached hereto (collectively, the “Investors”), and the holders of the Company’s issued and outstanding Common Units listed on Schedule B attached hereto (collectively, the “Common Unitholders”). The Company, the Investors and the Common Unitholders are individually referred to herein as a “Party” and are collectively referred to herein as the “Parties.” The Company’s Board of Managers is referred to herein as the “Board.” Certain other capitalized terms used in this Agreement but not defined where first used in this Agreement are defined in Section 25 of this Agreement.

WITNESSETH:

WHEREAS, the parties hereto desire to provide for certain matters relating to the Company and the equity securities of the Company that are from time to time held by the Investors and the Common Unitholders.

NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Agreement to Vote. Each Investor, as a holder of Preferred Units, hereby agrees on behalf of itself and any transferee or assignee of any such Preferred Units, to hold all of the Preferred Units registered in its name (and any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution of such Preferred Units, and any other voting securities of the Company subsequently acquired by such Investor) (hereinafter collectively referred to as the “Investor Units”) subject to, and to vote the Investor Units at a regular or special meeting of members (or by written consent) in accordance with, the provisions of this Agreement. Each Common Unitholder hereby agrees on behalf of itself and any transferee or assignee to hold all of the Common Units and any other securities of the Company acquired by such Common Unitholder in the future (and any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution for such securities) (the “Common Units”) subject to, and to vote the Common Units at a regular or special meeting of members (or by written consent) in accordance with, the provisions of this Agreement.

2. Board Size. The holders of Investor Units and Common Units shall vote at a regular or special meeting of members (or by written consent) such securities that they own (or as to which they have voting power) to ensure that the size of the Board shall be set and remain at seven (7) managers; provided, however, that such Board size may be subsequently increased or decreased pursuant to an amendment of this Agreement in accordance with Section 17 hereof.

3. Election of Managers; Chairman of the Board.

(a) In any election of managers of the Company to elect the Series C Managers, the Investors holding Series C Preferred Units shall each vote at any regular or special meeting of members (or by written consent) such number of Series C Preferred Units then owned by them (or as to which they then have voting power) as may be necessary to elect four (4) managers designated by the holders of a majority of the Series C Preferred Units, which shall initially be Daniel Pelak, Paul Queally, Sean Traynor and John Barr.

(b) In any election of managers of the Company to elect the Series B Managers, the Investors holding Series B Preferred Units shall each vote at any regular or special meeting of members (or by written consent) such number of Series B Preferred Units then owned by them (or as to which they then have voting power) as may be necessary to elect three (3) managers in accordance with the following: (i) one (1) manager nominated by MPM BioVentures IV GP, LLC or its Affiliates, who shall initially be Vaughn Kailian; (ii) one (1) manager nominated by Pitango Venture Capital Fund V, L.P. or its Affiliates, who shall initially be Ittai Harel; and (iii) one (1) manager nominated by ONSET VI, L.P. or its Affiliates, who shall initially be John Ryan.

(c) In any election of the Chairman of the Board, the Investors that have nominated a manager to the Board pursuant to subsections 3(a) and 3(b) above shall use their best efforts to cause any manager who has been designated by such Investor in accordance with the terms of this Section 3, at any annual or special meeting of the Board, however called, and in any action by written consent of the Board, to vote in favor of the election of a Chairman of the Board nominated by the holders of a majority of the Series C Preferred Units, who shall initially be Daniel Pelak (the “Chairman”).

4. Removal. Any manager of the Company may only be removed from the Board in the manner allowed by Section 3.2(c) of the LLC Agreement.

5. Transfers; Drag-Along Right; Tag-Along Right.

(a) Transfers. Each Party agrees that it shall not transfer any equity securities of the Company owned by it except as expressly provided in Sections S(b), (e) and (f). Any transfer or attempted transfer of any such equity securities in violation of any provision of this Agreement shall, to the fullest extent permitted by law, be void ab initio, and the Company shall not record any such transfer on its books or treat any purported transferee of such equity securities as the owner of such equity securities for any purpose.

(b) Drag-Along Right. In the event that (i) the Board, including the Board Majority of the Minority and (ii) the Required Series C Holders approve a Sale of the Company (as defined below), then each holder of Investor Units and Common Units hereby agrees with respect to all securities of the Company which it own(s) or otherwise exercises voting or dispositive authority:

(i) in the event such transaction is to be brought to a vote at a member meeting, after receiving proper notice of any meeting of members of the Company to vote on the approval of such Sale of the Company, to be present, in person or by proxy, as a holder of voting securities, at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings;

(ii) to vote (in person, by proxy or by action by written consent, as applicable) all equity securities of the Company as to which it has beneficial ownership in favor of such Sale of the Company and in opposition of any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(iii) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;

(iv) to execute and deliver all related documentation and take such other action in support of or to consummate such Sale of the Company as shall reasonably be requested by the Company; and

(v) except for this Agreement, no holder of Investor Units or Common Units, or any Affiliate thereof, shall deposit any equity securities of the Company beneficially owned by such holder of Investor Units or Common Units, or an Affiliate thereof, in a voting trust or subject any such equity securities to any arrangement or agreement with respect to the voting of such equity securities.

Notwithstanding the foregoing, no Investor or Common Unitholder shall be required to vote in the manner described by this Section 5(b) unless (i) the net proceeds of such Sale of the Company are to be distributed to members of the Company in accordance with Section 4.4(b) of the LLC Agreement, (ii) any representation or warranty required to be made by any Investor in connection with such Sale of the Company shall be limited to customary representations and warranties relating to such Investor and equity securities of the Company owned by such Investor, (iii) the liability for indemnification, if any, of each Investor or Common Unitholder in the Sale of the Company for the inaccuracy of any representation or warranty made by the Company or applicable Investors and/or Common Unitholders in connection with such Sale of the Company, is several and not joint with any other person or entity (although nothing set forth herein shall be deemed to mean that an escrow fund established from the proceeds of a Sale of the Company for indemnification of such inaccuracy shall be a violation of the foregoing), is pro rata in proportion to the amount of consideration paid to such Investor or Common Unitholder in connection with such Sale of the Company and does not exceed the maximum amount of consideration to be received by such Investor or Common Unitholder from the Sale of the Company and (iv) if a choice with regards to the form of consideration is given to any Investor then all Investors shall be given the same choice.

(c) Provisions Applicable to Transfer of Control. Each Investor agrees that, except as otherwise approved in writing by the holders of a majority of each class of Preferred Units of the Company, such Investor shall not effect or close any transfer, whether in one transaction or a series of related transactions, to a Person or any Affiliates thereof (other than an underwriter of the Company’s securities or a transferee pursuant to an exempt transfer under Section 5(f)) of the Company’s securities if, after such effectuation or closing, such Person would hold 50% or more of the outstanding voting securities of the Company (or the surviving or acquiring entity) (any such transaction, a “Control Transfer”) unless (i) the same percentage of units of each class of Preferred Units of the Company as the percentage of Series C Preferred Units being transferred in such Control Transfer are also transferred in connection with such Control Transfer and (ii) the net aggregate proceeds of such Control Transfer are distributed to the members of the Company as a Liquidation Event in accordance with Section 4.4(b) of the LLC Agreement.

(d) Additional Drag-Along Right. Each of the Investors holding Series A Preferred Units hereby agrees (a) to vote in person, by proxy or by action by written consent, as applicable, in favor of any amendment to or restatement of the LLC Agreement, and also in favor of the taking of any other action by the Company or any other resolution of the Company’s members, if such amendment, restatement, action or resolution is approved and/or adopted, as applicable, by the Board Majority of the Minority and the Required Series C Holders (each such amendment, restatement, action or resolution so approved or adopted, an “Approved Action”) and (b) to take such other actions as are reasonably requested by the Company to effect and implement any Approved Action; provided that, in each case, such Approved Action would not contravene the voting, approval or waiver rights of the holders of Series A Preferred Units expressly set forth in Sections 3.10(c) of the LLC Agreement.

Notwithstanding the foregoing, neither the provisions of this Section 5(d), nor any vote or action taken pursuant to this Section 5(d) by any person, shall be construed as, or shall otherwise result in, any waiver, estoppel or other limitation of any right or remedy, in law or in equity, of a holder of Series A Preferred Units.

(e) Tag-Along Rights. Except as provided in Section 5(f), each Investor may transfer equity securities of the Company owned by it, provided that as a condition of such Proposed Transfer such Investor grants to each other Party a Tag-Along Right with respect to such Proposed Transfer, in which case, the following terms and conditions shall apply:

(i) Notice. The Investor proposing to make a Proposed Transfer (the “Transferring Holder”) must deliver a Proposed Transfer Notice to each other Party not later than thirty (30) days prior to the consummation of such Proposed Transfer.

(ii) Exercise of Right. Each respective Party (except for the Transferring Holder) may elect to exercise its Tag-Along Right and participate on a pro rata basis (as described in subsection 5(e)(iii)) in such Proposed Transfer on the same terms and conditions specified in the Proposed Transfer Notice. Each Party who desires to exercise its Tag-Along Right (each, a “Participating Investor”) must give the Transferring Holder written notice to that effect within fifteen (15) days after delivery of the Proposed Transfer Notice, and upon giving such notice such Participating Investor shall be deemed to have effectively exercised its Tag-Along Right.

(iii) Units Includable. Each Participating Investor may include in the Proposed Transfer all or any part of such Participating Investor’s Investor Units or Common Units equal to the product obtained by multiplying (i) the aggregate number of Transfer Securities subject to the Proposed Transfer by (ii) a fraction, the numerator of which is the number of Investor Units (on an as converted basis) and Common Units owned by such Participating Investor immediately before consummation of the Proposed Transfer and the denominator of which is the total number of Investor Units (on an as converted basis) and Common Units outstanding immediately prior to the consummation of the Proposed Transfer.

(iv) Purchase and Sale Agreement. The Participating Investors and the Transferring Holder agree that the terms and conditions of any Proposed Transfer will be memorialized in, and governed by, a written purchase and sale agreement with the Prospective Transferee (the “Purchase and Sale Agreement”) with customary terms and provisions for such a transaction, and the Participating Investors and the Transferring Holder further covenant and agree to enter into such Purchase and Sale Agreement as a condition precedent to any sale or other transfer in accordance with this Section 5(e). The Purchase and Sale Agreement shall provide that the liability for indemnification by any Prospective Transferee shall not exceed the consideration received by such Prospective Transferee pursuant to the Purchase and Sale Agreement.

(v) Allocation of Consideration. The aggregate consideration payable to the Participating Investors and the Transferring Holder shall be allocated based on the number of Transfer Securities sold to the Prospective Transferee by each Participating Investor and the Transferring Holder as provided in paragraph (iii) and shall be allocated to the Participating Investors and the Transferring Holder in accordance with Section 4.4(b) of the LLC Agreement as if such transfer were a Liquidation Event (as defined in the LLC Agreement).

(vi) Purchase by Selling Member; Deliveries. Notwithstanding paragraph (iv) above, if any Prospective Transferee or Transferees refuse(s) to purchase securities subject to the Tag-Along Right from any Participating Investor or upon the failure to negotiate in good faith a Purchase and Sale Agreement reasonably satisfactory to the Participating Investors, the Transferring Holder and any Party may not sell any Transfer Securities to such Prospective Transferee or Transferees unless and until, simultaneously with such sale, the Transferring Holder purchases all securities subject to the Tag-Along Right from such Participating Investor or Investors on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice and such other terms as such Participating Investor or Investors and the Transferring Holder shall agree. In connection with such purchase by the Transferring Holder, such Participating Investor or Investors shall deliver to the Transferring Holder a certificate or certificates, properly endorsed for transfer, representing the securities being purchased by the Transferring Holder. Each such certificate delivered to the Transferring Holder will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Securities pursuant to the terms and conditions specified in the Proposed Transfer Notice, and the Transferring Holder shall concurrently therewith remit or direct payment to each such Participating Investor the portion of the aggregate consideration to which each such Participating Investor is entitled by reason of its participation in such sale as provided in this paragraph (vi).

(vii) Additional Compliance. If any Proposed Transfer is not consummated within one hundred eighty (180) days after receipt of the Proposed Transfer Notice, the Transferring Holder may not sell any Transfer Securities unless they first comply in full with each provision of this Section 5(e). The exercise or election not to exercise any right by any Party hereunder shall not adversely affect its right to participate in any other sales of Transfer Securities.

(viii) Violation of Tag-Along If any Transferring Holder purports to sell any Transfer Securities in contravention of the Tag-Along Right (a “Prohibited Transfer”), each Party who desires to exercise its Tag-Along Right may, in addition to such remedies as may be available by law, in equity or hereunder, require the Transferring Holder to purchase from such Party the type and number of Investor Units or Common Units that such Investor would have been entitled to sell to the Prospective Transferee had the Prohibited Transfer been effected in compliance with the terms of this Section 5(e). The sale will be made on the same terms and subject to the same conditions as would have applied had the Investor not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Party learns of the Prohibited Transfer, as opposed to the timeframe proscribed in paragraph (ii) above. Such Transferring Holder shall also reimburse each Party for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Investor’s Tag-Along Right.

(f) Exempt Transfers. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Sections 5(a), (c) and (e) shall not apply: (i) in the case of a holder of Investor Units and Common Units that is an entity, upon a transfer by such holder to Affiliates, (ii) to a repurchase of Common Units from a Common Unitholder by the Company at a price no greater than that originally paid by such Common Unitholder for such Common Units and pursuant to an agreement containing vesting and/or repurchase provisions approved by the Board, (iii) in the case of a Common Unitholder that is a natural person, upon a transfer of Transfer Securities by such Common Unitholder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy, to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Common Unitholder (or his or her spouse) (all of the foregoing collectively referred to as “Family Members”), or any other relative approved by the Board, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Common Unitholder or any such Family Members, (iv) a transfer of equity securities of the Company owned by BioValve Technologies, Inc. secured by a promissory note held by Elizabeth Gordon to Elizabeth Gordon or an entity controlled by Elizabeth Gordon, (v) a transfer by Auda Capital IV Co-Investment GMBH & Co. KG to any entity managed by Auda Capital or Tullis Health, (vi) in the case of a holder of Investor Units, upon a transfer by such holder to another Investor or an Affiliate of such other Investor or (vii) upon a Proposed Transfer approved by the Board; provided that in the case of clauses (i), (iii), (iv), (v), (vi) and (vii), such Transfer Securities shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such issuance, comply with Section 5.4 of the LLC Agreement and deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as an Investor or Common Unitholder, as applicable, including the obligations with respect to Proposed Transfers of such Transfer Securities; and provided, further, in the case of any transfer pursuant to clause (iii) above, that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer.

(g) Certain Legal Requirements. In the event that the consideration to be paid in exchange for Investor Units or Common Units in a Sale of the Company or a Proposed Transfer pursuant to Section 5(b) or Section 5(e) includes any securities, and the receipt thereof by an Investor or Common Unitholder would require under applicable law (a) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities where such registration or qualification is not otherwise required for the Sale of the Company or the Proposed Transfer or (b) the provision to any Investor or Common Unitholder of any information regarding the Company, such securities or the issuer thereof, including by reason of the failure of one or more of such holders to be an “accredited investor” as such term is defined in Rule 501 of Regulation D of the Securities Act, such holder(s) shall not have the right to sell its Investor Units or Common Units in such proposed transaction. In such event, the Company or the Transferring Holder, as applicable, shall have the right, but not the obligation, to cause to be paid to such Investor or Common Unitholder in lieu thereof, against surrender of its Investor Units or Common Units which would have otherwise been sold in the proposed Sale of the Company or Proposed Transfer, an amount in cash equal to the fair market value of such securities as of the date such securities would have been issued in exchange for such securities.

6. Legend on Unit Certificates. Each certificate, if any, representing any Investor Units or Common Units shall be endorsed by the Company with a legend reading substantially as follows:

“THE UNITS EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE ISSUER), AND BY ACCEPTING ANY INTEREST IN SUCH UNITS THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT.”

7. Future Financing. Each Investor and Common Unitholder agrees to vote their Investor Units and Common Units, as applicable, against any amendment to, or restatement of, the LLC Agreement (and otherwise agrees not to approve, adopt, cause to be executed or cooperate in respect of the execution of any contract) or any equityholder agreement containing any “pay-to-play” provision or other provision whereby the failure of any Investor to (A) participate in any equity financing or (B) otherwise purchase Company securities would in either case cause (either alone or in combination with any other event or condition or set of events and/or conditions) (i) the loss of any rights or preferences associated with the Preferred Units held by such Investor (whether contained in the LLC Agreement or in any other agreement) or (ii) the automatic conversion to Common Units of any Preferred Units held by such Investor.

8. Covenant of the Company. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company.

9. No Liability for Election of Recommended Managers. Neither the Company, the Investors, the Common Unitholders, nor any officer, director, stockholder, partner, employee or agent of any such Party, makes any representation or warranty as to the fitness or competence of the nominee of any Party hereunder to serve on the Board by virtue of such Party’s execution of this Agreement or by the act of such Party in voting for such nominee pursuant to this Agreement.

10. Grant of Proxy. Upon the failure of any Investor or Common Unitholder to vote their Investor Units or Common Units, as applicable, in accordance with the terms of this Agreement, such Party hereby grants to the Chairman of the Board a proxy coupled with an interest in all Investor Units and Common Units owned by such Party, which proxy shall be irrevocable until this Agreement terminates pursuant to its terms or this Section 10 is amended to remove such grant of proxy in accordance with Section 17 hereof, to vote all such Investor Units and Common Units in the manner provided in this Agreement.

11. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured Party for the breach of this Agreement by any other Party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, to the fullest extent permitted by law, each Party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

12. Execution by the Company. The Company, by its execution in the space provided below, agrees that it will cause the certificates, if any, issued after the date hereof evidencing the Investor Units and Common Units to bear the legend required by Section 6 hereof, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing equity securities of the Company upon written request from such holder to the Company at its principal office. The parties hereto do hereby agree that the failure to cause the certificates, if any, evidencing the Investor Units and Common Units to bear the legend required by Section 6 hereof and/or failure of the Company to supply, free of charge, a copy of this Agreement, as provided under this Section 12, shall not affect the validity or enforcement of this Agreement.

13. Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way limit or amplify the terms and provisions hereof.

14. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given or delivered: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 14).

15. Term. This Agreement shall terminate and be of no further force or effect upon a Holdco Liquidation.

16. Manner of Voting. The voting of securities pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

17. Amendments and Waivers. Any term hereof may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (i) the Company, (ii) the Required Series C Holders and (iii) the Required Series B Holders; provided, however, that in the event that such amendment or waiver adversely affects the rights of (a) the Common Unitholders, in their capacity as such, in a different manner than Investors holding outstanding Preferred Units, if any, in their capacities as such, such amendment or waiver shall also require the written consent of the holders of a majority of the then outstanding Common Units or (b) the Investors holding Series A Preferred Units, in their capacity as such, in a different manner than the Investors holding outstanding Series B Preferred Units or Series C Preferred Units, if any, in their capacities as such, such amendment or waiver shall also require the written consent of the Required Series A Holders; provided, further that a new member of the Company shall become a party to this Agreement without the necessity of an amendment if the acquisition of securities of the Company is made in accordance with the terms and conditions of this Agreement (including the execution of a counterpart to this Agreement by such new member to be bound hereby). Any amendment or waiver so effected shall be binding upon all the Parties hereto. Notwithstanding the foregoing (other than with respect to the last sentence of this Section 17), this Agreement may be amended without the consent of the Required Series B Holders in connection with the issuance of equity securities of the Company in a third party led financing, the issuance of which does not require the approval of any holder of Series B Preferred Units pursuant to Section 3.1O(b) of the LLC Agreement; provided that such amendment does not adversely affect the rights of the holders of Series B Preferred Units, in their capacity as such, in a different manner than the holders of Series C Preferred Units, in their capacities as such. Notwithstanding the foregoing, Section 5 may not be amended without the consent of the WCAS Investors and Section 7 may not be amended without the written consent of holders of a majority of each series of Preferred Units impacted by the proposed pay to play provision.

18. Unit Splits, Unit Dividends, etc. In the event of any issuance of the Company’s voting securities hereafter to any of the Parties hereto (including, without limitation, in connection with any unit split, unit dividend, recapitalization, reorganization or the like), such securities shall become subject to this Agreement and, to the extent such securities are certificated, shall be endorsed with the legend set forth in Section 6.

19. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

20. Additional Parties.

(a) In the event that after the date of this Agreement, the Company enters into an agreement with any person to issue equity securities to such person to someone that is not a party hereto, then the Company shall cause such person, as a condition to entering into such agreement, to become a party to this Agreement as a Common Unitholder, in the case of the issuance of Common Units, and an Investor, in the case of Preferred Units, by executing and delivering the Adoption Agreement attached to this Agreement as Exhibit A.

(b) Schedule A and B hereto may be amended by the Company from time to time without the consent of the other parties hereto to add information regarding Investors and Common Unitholders that become a party to this Agreement pursuant Section 20(a) above.

21. Binding Effect. In addition to any restriction on transfer that may be imposed by any other agreement by which any Party hereto may be bound, this Agreement shall be binding upon the Parties, their respective heirs, successors, transferees and assigns and to such additional individuals or entities that may become members of the Company and that desire to become Parties hereto; provided that for any such transfer to be deemed effective, the transferee shall have executed and delivered an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by a transferee reasonably acceptable to the Company, such transferee shall be deemed to be a Party hereto as if such transferee’s signature appeared on the signature pages hereto. By its execution hereof or any Adoption Agreement, each of the Parties hereto appoints the Company as its attorney-in-fact for the purpose of executing any Adoption Agreement which may be required to be delivered hereunder.

22. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles thereof.

23. Entire Agreement. This Agreement is intended to be the sole agreement of the Parties as it relates to the subject matter hereof and supersede all other agreements of the Parties relating to the subject matter hereof.

24. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

25. Certain Other Definitions. In addition the terms defined elsewhere in this Agreement, the following terms shall have the definitions set forth below for the purposes of this Agreement:

(a) “Affiliate” means any Person who, directly or indirectly, controls, is controlled by or is under common control with another Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital or private equity fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. For all purposes hereunder, (i) Kaiser Permanente Ventures LLC—Series A, Kaiser Permanente Ventures LLC—Series B and The Permanente Federation LLC shall be deemed to be Affiliates of each other and (ii) any entity managed by Auda Capital or Tullis Health shall be deemed to be an Affiliate of Auda Capital IV Co-Investment GMBH & Co. KG.

(b) “Board Majority of the Minority” means the affirmative vote of a majority of the managers consisting of the Series B Managers.

(c) “Holdco Liquidation” means such time as the Company distributes all of its equity securities of Valeritas, Inc. to its members pursuant to Section 4.4(b) of the LLC Agreement.

(d) “LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated on or about the date hereof, as the same may be amended, restated, modified or supplemented from time to time in accordance with its terms. For the avoidance of doubt, this Agreement constitutes part of the limited liability agreement (as such term is defined in the Delaware Limited Liability Company Act) of the Company.

(e) “Person” means an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity.

(f) “Proposed Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Securities (or any interest therein) proposed by any Investor or Common Unitholder.

(g) “Proposed Transfer Notice” means written notice from the applicable Investor setting forth the terms and conditions of a Proposed Transfer.

(h) “Prospective Transferee” means any person to whom the applicable Investor proposes to make a Proposed Transfer.

(i) “Required Series A Holders” means the members of the Company who are holders of at least sixty percent (60%) of the outstanding Series A Preferred Units held by members, voting together as a separate class on an as converted basis.

(j) “Required Series B Holders” means the members of the Company who are holders of a majority of the outstanding Series B Preferred Units held by members, voting together as a separate class on an as converted basis.

(k) “Required Series C Holders” means the members of the Company who are holders of a majority of the then outstanding Series C Preferred Units held by members, voting together as a separate class on an as converted basis.

(1) “Sale of the Company” means a transaction that qualifies as a “Liquidation Event” as defined in the LLC Agreement.

(m) “Series B Managers” has the meaning ascribed to such term in the LLC Agreement.

(n) “Series C Managers” has the meaning ascribed to such term in the LLC Agreement.

(o) “Tag-Along Right” means the right, but not an obligation, of a Party to participate in a Proposed Transfer to a Proposed Transferee on the terms and conditions specified in the Proposed Transfer Notice.

(p) “Transfer Securities” means the Investor Units and/or Common Units held by an Investor or Common Unitholder, as applicable.

(q) “WCAS Investors” means Welsh, Carson, Anderson & Stowe XI, L.P. and any person or entity that is a shareholder, member, manager, general partner, limited partner, employee or Affiliate of Welsh, Carson, Anderson & Stowe XI, L.P.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

COMPANY: VALERITAS HOLDINGS, LLC

By:	/s/ Kristine Peterson
Name: Title: Address:	Kristine Peterson CEO 75 Route 202 South, Suite 600 Bridgewater, NJ 08807